Exhibit 99.3

The following information was made available during the presentation:

Exelon's 2003 plans and budgets are not complete, but the acquisition of the portion of Sithe that Exelon does not currently own (50%) is expected to be modestly dilutive to earnings in 2003. The effect of the Sithe acquisition is included in Exelon's earnings guidance.

Exelon expects downward pressure on revenue from lower wholesale power prices. Weather had a slightly negative impact in the first half of the year. Weather improved in July, however, final data for August weather is not available at this time.

Growth drivers in the first half of the year included lower operating expenses, lower depreciation and amortization and lower interest expense. These drivers are expected to continue to affect earnings through the rest of the year.

Exelon reaffirmed its commitment to growth and expects to generate an average 5% annual earnings growth in the near term from current asset and business mix based on increased productivity and decreased costs. A stronger economy and higher wholesale prices could also add to Exelon's current growth estimates.